UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 15, 2006
Date of Report (Date of earliest event reported)

iPARTY CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-25507	76-0547750
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

270 Bridge Street, Suite 301, Dedham, Massachusetts		02026
(Address of principal executive offices)		(Zip Code)

(781) 329-3952
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On September 15, 2006, iParty Corp. (“we” or “iParty”) entered into a Securities Purchase Agreement pursuant to which it raised $2.5 million through a combination of subordinated debt and warrants issued on September 15, 2006 to Highbridge International LLC (“Highbridge”), an institutional accredited investor.

Under the terms of the financing, iParty issued Highbridge a three-year subordinated note (the “Highbridge Note”) that bears interest at an interest rate of prime plus one percent.  The note matures on September 15, 2009.  In addition, iParty issued Highbridge a warrant (the “Highbridge Warrant”) exercisable for 2,083,334 shares of iParty common stock at an exercise price of $0.475 per share, or 125% of the closing price of iParty’s common stock on the day immediately prior to the closing of the transaction.  The agreements entered into by iParty and Highbridge in connection with the financing provide for certain restrictions and covenants consistent with Highbridge’s status as a subordinated lender, and also grant Highbridge resale registration rights with respect to the shares of common stock underlying the Highbridge Warrant.

The issuance of the Highbridge Warrant triggers certain anti-dilution provisions of iParty’s Series B, C, and D convertible preferred stock.  As a result, the outstanding shares of these three series of preferred stock will be convertible into approximately 442,354 additional shares of common stock.  The issuance of the Highbridge Warrant, however, does not trigger the anti-dilution provisions of iParty’s Series E or F convertible preferred stock or any of its other outstanding warrants.

In connection with the foregoing financing, iParty also amended its Rights Agreement to clarify that issuance of the Highbridge Warrant does not constitute a triggering event under the Rights Agreement.

The Securities Purchase Agreement, the Highbridge Note, the Highbridge Warrant, and the accompanying Registration Rights Agreement, and the Amendment to iParty’s Rights Agreement, are attached as Exhibits 10.1, 10.2, 10.3, 10.4, and 10.5 to this Current Report on Form 8-K and are each incorporated herein by reference.

Item 2.03            Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 in respect of the Highbridge Note and iParty’s obligations thereunder, and the full text of the Highbridge Note attached hereto as Exhibit 10.2, are hereby incorporated by reference into this Item 2.03.

Item 3.02            Unregistered Sales of Equity Securities.

The information set forth above under Item 1.01 in respect of the Securities Purchase Agreement and the Highbridge Note and the Highbridge Warrant, and the full text of the Securities Purchase Agreement, the Highbridge Note, and the Highbridge Warrant, attached hereto as Exhibits 10.1, 10.2, and 10.3, are hereby incorporated by reference into this Item 2.03.

 iParty and Highbridge entered into the Securities Purchase Agreement pursuant to which the Highbridge Note and the Highbridge Warrant were issued, sold and purchased in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the Securities and Exchange Commission (the “SEC”) under the 1933 Act.

In relying on such exemptions, iParty relied upon Highbridge’s representations and warranties that (1) it is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D, (2) that Highbridge was (i) acquiring the Highbridge Note and the Highbridge Warrant and upon exercise of the Highbridge Warrant (other than pursuant to a cashless exercise (as defined in the Highbridge Warrant)) Highbridge will acquire the shares of iParty common stock issuable upon exercise of the Highbridge Warrant, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act, (3) Highbridge was acquiring the Securities (as such term is defined in the Securities Purchase

Agreement) in the ordinary course of its business, and (4) that Highbridge did not presently have any agreement or understanding, directly or indirectly, with any person to distribute any of the Securities.

Item 8.01            Other Events

On September 18, 2006, iParty issued a press release with respect to the various agreements, transactions and events referenced in this Current Report of Form 8-K.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01            Financial Statements and Exhibits.

(d) Exhibits

10.1	Securities Purchase Agreement, dated September 15, 2006
10.2	Senior Subordinated Note, dated September 15, 2006
10.3	Warrant to Purchase Common Stock, issued September 15, 2006
10.4	Registration Rights Agreement, dated September 15, 2006
10.5	Amendment to Rights Agreement, dated September 15, 2006
99.1	Press release of iParty Corp., dated September 18, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iPARTY CORP.

By:	/s/ SAL PERISANO
Sal Perisano
Chairman of the Board and
Chief Executive Officer

Dated: September 18, 2006

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

10.1	Securities Purchase Agreement, dated September 15, 2006
10.2	Senior Subordinated Note, dated September 15, 2006
10.3	Warrant to Purchase Common Stock, issued September 15, 2006
10.4	Registration Rights Agreement, dated September 15, 2006
10.5	Amendment to Rights Agreement, dated September 15, 2006
99.1	Press release of iParty Corp., dated September 18, 2006